Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: (770) 612-7007
E: Michelle.Esterman@altisource.com

ALTISOURCE ANNOUNCES WIND DOWN AND CLOSURE OF OWNERS.COM TO INCREASE FOCUS ON CORE BUSINESSES

Luxembourg, October 8, 2019 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a leading provider and marketplace for the real estate and mortgage industries, today announced that it decided to wind down and close Owners.com’s operations. The Company believes that closing Owners.com supports its simplification strategy, eliminates the cash burn associated with this earlier stage business, and increases focus on the core real estate and mortgage businesses.
“Owners.com has been making encouraging progress in demonstrating that a better consumer real estate model based on technology and service may be viable,” said William B. Shepro, Altisource’s Chairman and Chief Executive Officer.  Shepro further commented, “However, as we continue to work to simplify Altisource and focus on our larger opportunities, we concluded that closing Owners.com is in Altisource’s best interests given the time horizon and level of additional investments needed in order for Owners.com to operate independently. I am proud of the very talented and dedicated Owners.com team and want to thank them for their contributions.”
During the six months ended June 30, 2019, Owners.com generated $3.8 million of revenue and $8.1 million of loss before income taxes. In connection with the exit of the Owners.com business, the Company estimates that it will recognize a $5.9 million non-cash goodwill and intangible assets impairment charge in the fourth quarter of 2019 as well as wind-down and severance costs.
About Altisource
Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” and similar expressions. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to the future and are not statements of historical fact, actual results may differ materially from what is contemplated by the forward-looking statements. Altisource undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward- looking statements are subject include, but are not limited to, risks relating to: Altisource’s ability and cost to wind down and close the Owners.com operations; Altisource’s ability to effectively manage its regulatory and contractual obligations; the adequacy of Altisource’s financial resources, including sources of liquidity and ability to repay borrowings; Altisource’s ability to comply with its Credit Agreement, including the financial and other covenants contained therein; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Altisource’s Form 10-K and other filings with the Securities and Exchange Commission.

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